Board of Directors

Green Spirit Industries Inc.

Gentlemen:

We consent to the use in this amendment No. 1 to the Registration Statement on Form S-1 of our report dated March 27, 2017 relating to the financial statements of Green Spirit Industries, Inc. (f/k/a/ Cyberspace Vita, Inc.) as of December 31, 2016 and 2015 and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.
Paritz & Company, P.A.
Hackensack, New Jersey
August 18, 2017